Exhibit 99.1

REPUBLIC SERVICES ANNOUNCES DEPARTURE OF ROBERT BOUCHER

PHOENIX (Oct. 10, 2013) – Republic Services, Inc. (NYSE: RSG) today announced that Robert Boucher, executive vice president, Operations, is leaving the Company, effective today. Mr. Boucher has accepted the CEO position with a company based outside of North America.

Republic will conduct both an internal and external executive search for Mr. Boucher’s replacement. During the search process, Mr. Boucher’s responsibilities as principal operations officer will be assumed primarily by Don Slager, president and CEO.

Mr. Slager commented, “We would like to thank Bob for his significant contributions to the development and growth of Republic Services, and wish him and his family all the best.”

A 20-year veteran of the waste industry, Mr. Boucher was named executive vice president, Operations in 2012. He joined Republic Services in June 2010 as area president in Houston and later served as the Company’s South Region President.

About Republic Services
Republic is an industry leader in the U.S. non-hazardous solid waste industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers.  Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges.

Republic participates in investor presentations and conferences throughout the year.  Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page.  Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.

For more information, contact:

Media Inquiries		Investor Inquiries
Darcie Brossart (480) 627-2700		Ed Lang (480) 627-7128
media@republicservices.com		Brian DelGhiaccio (480) 627-2741
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